Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Universal Forest Products, Inc. 2002 Employee Stock Purchase Plan of our reports dated February 13, 2008, with respect to the consolidated financial statements and schedule of Universal Forest Products, Inc and subsidiaries included in its Annual Report (Form 10-K) for the fiscal year ended December 29, 2007, and the effectiveness of internal control over financial reporting of Universal Forest Products, Inc. and subsidiaries filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Grand Rapids, Michigan
April 15, 2008